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                                   EXHIBIT 3.1

                     AMENDMENT TO ARTICLES OF INCORPORATION



                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                        SHAMPAN, LAMPORT HOLDINGS LIMITED

         Pursuant to the provisions of RCW 23B.10 of the Washington Business Corporation Act, Shampan, Lamport Holdings Limited, a Washington corporation, hereby adopts the following articles of amendment to its articles of incorporation:

         FIRST:   The name of the corporation is:

                        SHAMPAN, LAMPORT HOLDINGS LIMITED

         SECOND: Article I of the articles of incorporation is amended to read in its entirety as follows:

                                    ARTICLE I

         The name of the corporation is: takeoutmusic.com Holdings Corp.

         THIRD: The foregoing amendment to the articles of incorporation was adopted on February 1, 2000 by unanimous written consent of the Board of Directors of the Corporation, without shareholder action, in accordance with the provisions of RCW 23B.10.020. No shareholder action was required to adopt the foregoing amendment to the articles of incorporation.

         EXECUTED this 1st day of February, 2000.

                                    SHAMPAN, LAMPORT HOLDINGS LIMITED



                                    /s/ STEVEN A. ROTHSTEIN
                                    -----------------------
                                    Steven A. Rothstein, Chief Executive Officer